Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of OCTOBER 2, 2023,

among

ELI LILLY AND COMPANY,

YOSEMITE FALLS ACQUISITION CORPORATION

and

POINT BIOPHARMA GLOBAL INC.

Table of Contents

i

ii

Exhibits

EXHIBIT A	Offer Conditions
EXHIBIT B	Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 2, 2023 (this “Agreement” and, such date, the “Agreement Date”), by and among Eli Lilly and Company, an Indiana corporation (“Parent”), Yosemite Falls Acquisition Corporation, a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), and POINT Biopharma Global Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed (directly or indirectly through one or more wholly owned subsidiaries that own all of the outstanding capital stock of Merger Sub) to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $12.50 (such amount or, if the Offer is amended in accordance with the terms of this Agreement and a different amount per share is paid pursuant to the Offer, such different amount, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration, net to the seller in cash and without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock in the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering a Tender and Support Agreement in favor of Parent and Merger Sub (the “Tender and Support Agreements”), pursuant to which such stockholders, among other things, will agree to tender all shares of Company Common Stock beneficially owned by it to Merger Sub in the Offer; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

Article I
Definitions

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Parent has been, or is, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Atomic Energy Act” means the Atomic Energy Act of 1954, as amended, and the implementing regulations of the U.S. Nuclear Regulatory Commission thereunder.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“BLA” means a Biologics License Application submitted to and approved by the FDA pursuant to 21 C.F.R. Part 601 (as amended from time to time) with respect to the Company Products, or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States of America (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Book-Entry Shares” means shares of Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Canadian Participant” means the holder of a Company Stock Option issued under the POINT Biopharma Global Inc. 2021 Equity Incentive Plan who is resident in Canada for the purposes of the Tax Act and/or who is subject to taxation under the Tax Act in respect of a Company Stock Option.

“Cash and Cash Equivalents” means the Company’s cash and cash equivalents which are highly liquid investments with a maturity of three months or less from the date of purchase determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements.

“CEWS/COVID Relief” shall mean the Canada Emergency Wage Subsidy, as set out in section 125.7 of the Tax Act and any other COVID-19 related direct subsidy, credit or benefit offered by a Canadian federal, provincial, territorial or foreign Governmental Entity.

“Code” means Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any Person that, together with the Company, is, or was at the relevant time, treated as a single employer under Section 414 of the Code or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Company Benefit Agreement” means each employment, consulting, severance, retention, change in control or termination agreement or arrangement between the Company or any Company Subsidiary, on the one hand, and any current or former employee, director or individual service provider of the Company or any Company Subsidiary, on the other hand (but excluding any Company Benefit Plan), other than any agreement or arrangement mandated by applicable Law.

“Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other benefit or compensation plan, policy, program, arrangement or understanding, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary including for the benefit of any current or former director, officer or employee of the Company or any Company Subsidiary, or under or with respect to which the Company or any Company Subsidiary has any current or contingent liability or obligation, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or (ii) any plan, policy, program, arrangement or understanding mandated by applicable Law and maintained by a Governmental Entity.

“Company Employee” means each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who continues employment with Parent or the Surviving Corporation or any of their respective subsidiaries or Affiliates as of immediately following the Effective Time.

“Company Intellectual Property” means all Intellectual Property used in or necessary to the conduct of the Company’s business as presently conducted by the Company or any Company Subsidiaries.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents the Company from consummating the Transactions on or before the Outside Date; provided that, for purposes of clause (i), none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising in connection with (A) general conditions (or changes therein) in the industries in which the Company and the Company Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or the authoritative interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared, including the ongoing conflict between Russia and Ukraine), sabotage, cyber-intrusion or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (including COVID-19 Measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company or any Company Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company or any Company Subsidiary, (H) the Company’s compliance with the covenants contained in this Agreement, (I) any action taken by the Company or any Company Subsidiary at Parent’s written request or with Parent’s written consent, (J) any matter described in the Company Disclosure Letter, to the extent the effects of such matter were known or reasonably foreseeable by Parent, (K) any change, event, condition, development, circumstance, state of facts, effect or occurrence that occur in connection with the Company’s, or any Company Subsidiary’s, their competitors’ or potential competitors’ preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, or approval by the FDA or any other Governmental Entity (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of the Company’s or any Company Subsidiary’s products or product candidates (including the Company’s study (NCT04647526) evaluating metastatic castration-resistant prostate cancer using 177Lu-PNT2002 PSMA therapy after second-line hormonal treatment) or (L) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations or payors, or any Governmental Entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any products or product candidates of the Company or any Company Subsidiary, or any competitors or potential competitors of the Company or any Company Subsidiary, or the pricing, reimbursement or insurance coverage thereof, except (x) in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (y) in the case of clause (K) or (L), to the extent such change, event, condition, development, circumstance, state of facts, effect or occurrence results from (1) fraud by the Company or any Company Subsidiary or (2) the FDA issuing one or more orders that impose a clinical hold on the investigation of the Company Products, the result of which would reasonably be likely to result in a termination of, or a delay of 12 months or more in dosing patients in, the investigation of the Company Products (in which case such change, event, condition, development, circumstance, state of facts, effect or occurrence, to the extent resulting from such fraud or order, may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Products” means all of the Company’s compounds in the PNT-2001, PNT-2002, PNT-2003, and PNT-2004 programs, including 177-Lu-PNT2002, Ac-255-PSMA-62, 177Lu-DOTATATE, and 177-LuPNT6555 and 255Ac-PNT6555, respectively.

“Company PSU” means any performance stock unit of the Company granted under a Company Stock Plan or as a non-plan inducement award.

“Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan or as a non-plan inducement award.

“Company Stock Plans” means the POINT Biopharma Global Inc. 2020 Equity Incentive Plan and the POINT Biopharma Global Inc. 2021 Equity Incentive Plan.

“Company Subsidiary” means any wholly owned subsidiary of the Company.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase (including by license, partnership, collaboration, distribution, disposition or revenue-sharing arrangement), in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole or (B) 20% or more of the aggregate voting power of the capital stock of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19 and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention; provided that such matters are implemented in a reasonable manner and for a reasonable period of time.

“COVID-19 Relief Laws” means any Laws, programs, executive orders, executive memos or similar schemes (foreign or domestic) which are designed to address the impact of COVID-19 (whether coming into force before or after the Agreement Date), including CEWS/COVID Relief, the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. No. 116-136), the Families First Coronavirus Response Act (Pub. L. No. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. No. 116-139), the Consolidated Appropriations Act, 2021 (Pub. L. No. 116-260), the American Rescue Plan Act of 2021 (Pub. L. No. 117-2), Section 13(3) of the Federal Reserve Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, and the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any Personally Identifiable Information, all applicable (i) Laws, (ii) policies (including privacy policies) of the Company, (iii) generally accepted industry standards that are applicable to the industry in which the Company operates and binding on the Company or any Company Subsidiaries, and (iv) contractual requirements to which the Company is subject.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“DOJ” means the U.S. Department of Justice.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including common law, relating to (a) pollution, (b) the protection, investigation, remediation or restoration of the environment, public or worker health or safety (solely as relates to Hazardous Substances), or natural resources or (c) the handling, use, storage, manufacturing, treatment, transport, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

“Foreign Antitrust Laws” means the Antitrust Laws of jurisdictions other than the United States.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practices” means, with respect to the Company, standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Regulatory Authority in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where Company currently intends to sell the Company Products after receipt of Regulatory Authorization.

“Good Laboratory Practices” mean, with respect to the Company, standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where Company currently intends to sell the Company Products after receipt of Regulatory Authorization, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” mean, with respect to the Company, standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where Company currently intends to sell the Company Products after receipt of Regulatory Authorization, to the extent such standards are not less stringent than in the United States.

“Governmental Entity” means any national, federal, state, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous or radioactive substance, hazardous or radioactive material, hazardous or radioactive waste, radiation, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, petroleum or petroleum products, and any other waste, substance or material that, due to its dangerous or deleterious characteristics, is listed, regulated or identified, or for which liability or standards of conduct may be imposed, pursuant to any Environmental Law.

“Health Laws” means any Law regarding health care products applicable to the Company or any Company Subsidiary the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing or distribution of these products, including, as applicable (i) the FDCA, the Food and Drugs Act (Canada) and the regulations promulgated thereunder (including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports and their respective counterparts promulgated by Regulatory Authorities in countries outside the United States and Canada), (ii) the Public Health Service Act (42 U.S.C. ch. 6A), and the regulations promulgated thereunder, (iii) all federal, state, and provincial fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn et seq), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the False Claims Act (31 U.S.C. §§ 3729-3733), the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801-3812), and the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), (iv) the Health Insurance Portability and Accountability Act of 1996, the regulations promulgated thereunder and comparable state or provincial Laws, (v) the Controlled Substances Act and the Controlled Drugs and Substances Act (Canada), (vi) Titles XVIII and XIX of the Social Security Act and the regulations promulgated thereunder, and (vii) the Clinical Laboratories Improvement Amendment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 (as amended from time to time), or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States of America (including any supra-national agency), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, continuations, continuations-in-part, divisionals, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark Law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world.

“Intervening Event” means any event, change, effect, development, condition or occurrence material to the Company and the Company Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates, (iii) the announcement or pendency of this Agreement or the Transactions, (iv) changes in the market price or trading volume of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (v) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vi) any fact relating to Parent or its Affiliates, (vii) any change, event, condition, development, circumstance, state of facts, effect or occurrence that occur in connection with the Company’s, or any Company Subsidiary’s, their competitors’ or potential competitors’ preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, or approval by the FDA or any other Governmental Entity (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of the Company’s or any Company Subsidiary’s products or product candidates (including the Company’s study (NCT04647526) evaluating metastatic castration-resistant prostate cancer using 177Lu-PNT2002 PSMA therapy after second-line hormonal treatment), or (viii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“Investment Securities” means the Company’s investment securities determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“knowledge” means (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(b) of the Company Disclosure Letter, in each case, following reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, act, code, order, constitution, treaty, common law, Judgment, decree, award, writ, ruling, or other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, licenses, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“MAA” means an EU marketing authorization application.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, (i) inclusion and availability in the virtual data room hosted on SecureDocs in connection with the Transactions on or prior to 10:00 p.m. Eastern time, on September 29, 2023 or (ii) identified on Section 1.02 of the Company Disclosure Letter.

“Nasdaq” means The Nasdaq Capital Market.

“NDA” means a new drug application for a drug submitted to the FDA pursuant to 21 C.F.R. Part 314 (as amended from time to time), and all amendments or supplements thereto, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other Regulatory Authority including a New Drug Submission submitted to Health Canada pursuant to the Food and Drug Regulations, C.R.C., c. 870.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

“Permitted Lien” means (a) a Lien securing indebtedness for borrowed money, (b) a defect or irregularity in title (except if such Lien relates to Company Intellectual Property), (c) an easement or right-of-way, (d) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (e) with respect to Company Intellectual Property, Standard IP Contracts, (f) non-exclusive licenses to Intellectual Property granted in the ordinary course of business (g) mechanics, carriers’, workmen’s, repairmen’s, landlord’s or other like liens which are not yet due and payable or the amount and validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (h) zoning, building and other similar codes and regulations regulating the use or occupancy of such Real Property or the activities conducted thereon which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon, and/or (i) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means any information that, alone or in combination with other information held by the Company, can be used to identify an individual person or any individually identifiable health information.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“R&D Tax Credits” shall mean scientific research and experimental development investment tax credits under the Tax Act and any similar Canadian provincial investment Tax credits.

“Regulatory Authority” means any Governmental Entity, including the FDA and Health Canada, with responsibility for granting any license, registrations or approvals with respect to the Company Products.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority in respect of any product or facility, including any INDs, NDAs, BLAs, MAAs, notices of compliance (Canada) and no objection letters (Canada).

“Release” means any release, spill, emission, discharge, leaking, emptying, pumping, pouring, injection, deposit, dumping, disposal, dispersal, leaching, escaping, migration, or other movement or presence in, into or through the indoor or outdoor environment (including indoor and ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“SEC” means the United States Securities and Exchange Commission.

“Special Exercise Deadline” means a date that is not later than three (3) Business Days prior to the Merger Closing Date.

“Special Notice” means a notice to be provided to Canadian Participants on or prior to the Special Notice Date notifying Canadian Participants of the anticipated Merger and advising Canadian Participants of their right to (i) exercise their Company Stock Options issued under the POINT Biopharma Global Inc. 2021 Equity Incentive Plan on or prior to the Special Exercise Deadline, or (ii) elect to tender their outstanding Company Stock Options under such plan for the Company Stock Option Cash Consideration as contemplated at Section 3.10(a).

“Special Notice Date” means a date that is not later than ten (10) Business Days prior to the Merger Closing Date.

“Specified Governmental Entity” means a Governmental Entity within any jurisdiction in which Parent or any of its Affiliates or the Company or any Company Subsidiary operate their respective businesses or own material assets.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) 75% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 75% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole, on terms and conditions which the Company Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) is more favorable from a financial point of view to the stockholders of the Company than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(b)) and (B) is reasonably likely to be completed.

“Tax” shall mean (a) all U.S. federal, state or local or foreign tax (including Canadian federal, provincial or municipal tax) imposed by any Governmental Entity, including those levied on, or measured by, or referred to as income, earnings, profits, gross receipts, sales, harmonized sales, use, ad valorem, value added, intangible, unitary, transfer, franchise, license, payroll, employment, employer health, workers compensation, estimated, excise, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties, import and export, capital, corporate, goods and services, withholding, business, real or personal property, escheat or unclaimed property, wage, severance, utility, social security or other similar taxes, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (a) (including any liability in connection with any deemed overpayment of Taxes pursuant to section 125.7 of the Tax Act in respect of CEWS/COVID Relief and any amount in respect of the temporary wage subsidy under the Tax Act), and (c) any and all liabilities for the payment of any amounts as a result of any obligation to indemnify any other Person, or any successor or transferee liability in respect of any items described in clause (a) or (b) above, which obligation or liability arose on or prior to the Closing.

“Tax Act” means the Income Tax Act, RSC 1985, c1 (5th Supp.)

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and any amendment thereof, filed or required to be filed with any Tax Authority.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

Section 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “or,” “neither,” “nor” and “either” are not exclusive. The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification has been made available to Parent and is also listed on the appropriate section of the Company Disclosure Letter, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or business day may be taken until 11:59 p.m., Eastern Time, on such day or business day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

Article II
The Offer

Section 2.01 The Offer.

(a)            Commencement and Term of the Offer. Provided that this Agreement shall not have been validly terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than 10 Business Days after the Agreement Date), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment, and pay for, any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., Eastern time, on the date that is 20 Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Merger Sub expressly reserves the right (but is not obligated) at any time and from time to time in its sole discretion to (i) waive, in whole or in part, any Offer Condition, (ii) increase the Offer Price or (iii) modify or amend the terms of the Offer in any manner not inconsistent with the terms of this Agreement, except that, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (A) reduce the number of shares of Company Common Stock subject to the Offer (other than in each case an adjustment made pursuant to Section 2.01(d)), (B) reduce the Offer Price (other than in each case an adjustment made pursuant to Section 2.01(d)), (C) waive, amend or modify either of the Minimum Tender Condition or the Termination Condition, (D) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock, (E) except as otherwise provided in this Section 2.01(a), terminate (unless this Agreement has been validly terminated in accordance with Section 9.01), or extend or otherwise amend or modify the expiration date of, the Offer (in each case, except as expressly required or permitted by the other provisions of this Section 2.01), (F) change the form or terms of consideration payable in the Offer, (G) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Common Stock or (H) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, Merger Sub shall, and Parent shall cause Merger Sub to, (A) extend the Offer for one or more consecutive increments of not more than 10 Business Days each (or for such longer period as may be agreed to by Parent and the Company), if at the scheduled expiration date of the Offer any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied) and (B) extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date. In addition, if at the otherwise scheduled expiration date of the Offer, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Merger Sub may elect to (and if so requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to), extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Parent), but not more than 10 Business Days each (or for such longer period as may be agreed to by Parent and the Company); provided that the Company shall not request Merger Sub to, and Parent shall not be required to cause Merger Sub to, extend the Offer pursuant to this sentence on more than five occasions; provided, further, that Merger Sub shall not, and shall not be required to, extend the Offer beyond the Outside Date. On the terms and subject only to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment, and pay for, all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than three Business Days after the expiration of the Offer. The time at which Merger Sub first irrevocably accepts for purchase the shares of Company Common Stock validly tendered and not properly withdrawn in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Merger Sub shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01.

(b)            Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A (such Schedule TO, as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of Company Common Stock as and to the extent required by applicable U.S. federal securities Law. The Company shall furnish to Parent and Merger Sub all information concerning the Company and the holders of Company Common Stock required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company and the holders of Company Common Stock as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents (and the Company shall furnish to Parent and Merger Sub all information necessary to amend or supplement the Offer Documents) and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable Law. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change, prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(c)            Funding the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d)            Adjustments. If, between the Agreement Date and the Offer Closing Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, reverse stock split, division or subdivision of shares, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reverse stock split, consolidation of shares, exchange of shares, combination, reorganization, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(e)            Transfer Taxes. If the payment of the Offer Price is to be made to a Person other than the Person in whose name the tendered shares of Company Common Stock are registered on the stock transfer books of the Company, it shall be a condition of payment that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the shares of Company Common Stock tendered, or shall have established to the satisfaction of the Parent that such Taxes either have been paid or are not applicable.

Section 2.02 Company Actions.

(a)            Schedule 14D-9. On the date the Offer Documents are filed with the SEC, or as promptly thereafter as practicable (but in no event later than the first Business Day following the date on which the Offer Documents are filed), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of Company Common Stock, as and to the extent required by applicable U.S. federal securities Law. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC and the fairness opinion delivered by Centerview Partners LLC. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable Law. Except in connection with an Adverse Recommendation Change or any disclosures made in compliance with Section 6.02, Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except in connection with an Adverse Recommendation Change or any disclosures made in compliance with Section 6.02, prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable) and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation in accordance with Section 6.02(b)).

(b)            Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent or Merger Sub (x) promptly after the date of this Agreement and (y) from time to time thereafter as reasonably requested by Parent and Merger Sub, with any available listing, computer file or mailing labels containing the names and addresses of the record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case, accurate and complete as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock, and shall furnish to Parent or Merger Sub such information and reasonable assistance (including updated lists of stockholders, mailing labels, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company’s stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, as promptly as reasonably practicable following written request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

Article III
The Merger

Section 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 3.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 8:00 a.m., Eastern time, on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Time (but in any event on the same date, or, if the Offer Closing Time occurs on a day that is not a Business Day, the next occurring Business Day, as the Offer Closing Time), subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing (but in no event later than the second Business Day following such satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 3.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 3.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in Section 259 of the DGCL.

Section 3.06 Certificate of Incorporation and Bylaws.

(a)            At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.04.

(b)           The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 7.04, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

Section 3.07 Directors and Officers.

(a)            The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall request each director of the Company and each Company Subsidiary immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board and the board of directors of any Company Subsidiary, as applicable, to be effective as of the Effective Time.

(b)            The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 3.08        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)            Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)            Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that (i) is owned by the Company or a Company Subsidiary immediately prior to the Effective Time, (ii) was owned by Parent, Merger Sub or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time or (iii) was irrevocably accepted for purchase in the Offer shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)            Conversion of Other Company Common Stock. Except as provided in Sections 3.08(b) and 3.08(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash and without interest (the “Merger Consideration”), less any applicable tax withholding. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.09(b), less any applicable tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d)            Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c), less any applicable tax withholding. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.09 Payment of Merger Consideration.

(a)            Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock. Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, at or immediately after the Effective Time, cash necessary to pay the Merger Consideration in respect of the shares of Company Common Stock converted into the right to receive cash pursuant to Section 3.08(c), respectively (such cash being hereinafter referred to as the “Payment Fund”).

(b)            Payment Procedure. As promptly as reasonably practicable (but in no event later than three Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each (a) holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) or (b) the Book-Entry Shares, that, in each case (a) and (b), were converted into the right to receive the Merger Consideration pursuant to Section 3.08 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent, or a customary agent’s message with respect to Book-Entry Shares) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive, in exchange therefor, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 3.08, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate or Book-Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares have been converted pursuant to Section 3.08. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate or Book-Entry Shares.

(c)            Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than three Business Days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, less any applicable tax withholding, to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d)            Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e)             No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article III.

(f)             Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable tax withholding.

(g)            Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to Parent or its designated Affiliate, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III shall thereafter look only to Parent or any successor-in-interest of Parent for payment of its claim for Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(h)            No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i)             Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the stockholders of the Company to receive the Merger Consideration. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Merger Consideration pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j)             Withholding Rights. Notwithstanding any other provision of this Agreement, each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer only such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

Section 3.10 Equity Awards.

(a)            Subject to Section 3.10(d) below with respect to Canadian Participants, prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each Company Stock Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Stock Option by (ii) the number of shares of Company Common Stock underlying such Company Stock Option (such amount, the “Company Stock Option Cash Consideration”). Any Company Stock Option that has an exercise price that equals or exceeds the Merger Consideration shall be canceled for no consideration. Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration to the applicable holders of Company Stock Options at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time).

(b)            At the Effective Time, each Company PSU that is then outstanding shall be canceled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of shares of Company Common Stock underlying such Company PSU as of the Effective Time (the “Company PSU Cash Replacement Amount”), which Company PSU Cash Replacement Amount will, subject to the holder’s continued employment with Parent and its Affiliates (including the Surviving Corporation) through the vesting date and achievement of the applicable performance condition, vest and be payable at the same time as the Company PSU for which such Company PSU Cash Replacement Amount was exchanged would have vested pursuant to its terms.

(c)            Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, and take any other action necessary to provide for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, (i) no holder of any Company Stock Option or Company PSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof or have any right in respect thereof other than the applicable Company Stock Option Cash Consideration or Company PSU Cash Consideration, as applicable, and (ii) each Company Stock Plan shall terminate as of the Effective Time.

(d)            Prior to the Special Notice Date, each Company Stock Option held by a Canadian Participant that is then outstanding, but not then vested or exercisable, shall become immediately vested and exercisable in full. The Company shall provide Canadian Participants with a Special Notice and shall use reasonable efforts to collect a reply to the Special Notice from each Canadian Participant. For greater certainty, payment of the Company Stock Option Cash Consideration to a Canadian Participant pursuant to Section 3.10(a) is conditional upon such Canadian Participant replying to the Special Notice and electing to receive the Company Stock Option Cash Consideration. In the event that such election is not received, and in the event the relevant Canadian Participant does not exercise such holder’s Company Stock Options prior to the Special Exercise Deadline, such Company Stock Options shall be canceled as of the Effective Time for no consideration.

Article IV
Representations and Warranties of the Company

Except as (a) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available at least two Business Day prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (a) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any factual information contained within such disclosure shall not be excluded) or (b) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company Charter”), and the bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter and is not in material violation of any of the provisions of the Company Bylaws.

Section 4.02 Capital Structure.

(a)            The authorized capital stock of the Company consists of 430,000,000 shares of Company Common Stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on September 28, 2023 (the “Measurement Date”), (i) 105,765,954 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 8,577,579 shares of Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $6.33 per share, (iv) 146,044 shares of Company Common Stock were subject to outstanding Company PSUs (assuming maximum performance levels were achieved), (v) 15,293,568 shares of Company Common Stock were reserved for issuance pursuant to the POINT Biopharma Global Inc. 2021 Equity Incentive Plan of which 9,049,548 shares were available for future grants thereunder, (vi) 2,479,603 shares of Company Common Stock were reserved for issuance pursuant to the POINT Biopharma Global Inc. 2020 Equity Incentive Plan, none of which were available for future grants thereunder, and (vii) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. Except as set forth on Section 4.02(a) of the Company Disclosure Letter, as of the Measurement Date, no shares of Company Common Stock are subject to vesting or any right of repurchase by the Company. From the Measurement Date through the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible, exchangeable or exercisable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or settlement of Company PSUs in accordance with their terms. No shares of Company Common Stock are held by any Company Subsidiary.

(b)            All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)            As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d)            Except as set forth in Section 4.02(a), as of the Agreement Date, there are no options, warrants, purchase, subscription, anti-dilutive, conversion or exchange rights, calls, puts, convertible, exchangeable or exercisable securities, shares of capital stock, restricted stock or other equity interests or voting securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible, exchangeable or exercisable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.

(e)            As of the Agreement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, purchase, subscription, anti-dilutive, conversion or exchange rights, calls, puts, convertible, exchangeable or exercisable securities, shares of capital stock, restricted stock or other equity interests or voting securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (ii) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (iii) the acquisition by the Company of Company Stock Options and Company PSUs in connection with the forfeiture of such awards.

(f)             All Company Stock Options and Company PSUs are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of Company Common Stock covered thereby, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto.

(g)            Section 4.02(g) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company PSUs, as of the Measurement Date, indicating for each such Company Stock Option or Company PSU: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares of Company Common Stock subject thereto, (iv) the vesting and exercisability schedules (as applicable) and (v) for each Company Stock Option, the exercise price. Each Company Stock Option and Company PSU (A) was issued in accordance with the terms of the Company Stock Plan under which it was granted and all applicable Laws and (B) is not subject to Section 409A of the Code. The Company has made available to Parent complete and accurate copies of all Company Stock Plans pursuant to which Company Stock Options and Company PSUs have been issued and forms of award agreement evidencing Company Stock Options and Company PSUs. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

Section 4.03 Subsidiaries; Equity Interests. Other than the Company Subsidiaries, the Company has no subsidiaries. Except for its interest in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into or exchangeable or exercisable for any capital stock or restricted stock of, any other Person. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company Subsidiary (a) has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the capital stock or equity interests owned by the Company, as applicable, there are no outstanding shares of capital stock or equity interests of any Company Subsidiary, as applicable, or options, warrants, exchangeable, convertible or exercisable securities, share-based performance units or other rights to vote or acquire shares of capital stock or equity interests of any Company Subsidiary, as applicable.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 5.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b)            The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and its stockholders, (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time and (iv) resolving to recommend that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (the recommendation set forth in subclause (iv) of this Section 4.04(b), the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

(c)            Prior to the scheduled expiration of the Offer, the Company Board or the compensation committee of the Company Board has, or will have, (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of the Company Subsidiaries on or before the Agreement Date with or on behalf of any of its officers, directors or employees, including the terms of Sections 3.08, 3.10, 7.03 and 7.04, and (ii) taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

Section 4.05  No Conflicts; Consents.

(a)            The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Material Contract to which the Company or any Company Subsidiary is a party or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of any Foreign Antitrust Laws, (iii) the Consent set forth on Section A(v) of the Company Disclosure Letter, (iv) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any Company Subsidiary is qualified to do business, (vi) such filings as may be required under the rules and regulations of Nasdaq and (vii) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.06 SEC Documents; Undisclosed Liabilities.

(a)            Since June 30, 2021, the Company has filed and furnished all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b)            As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document; provided, further, that no representation is made as to the accuracy of any forward-looking statements.

(c)            The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.

(d)            Except as reflected or reserved against in the consolidated balance sheet of the Company as of June 30, 2023, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company or any Company Subsidiary is a party (other than to the extent arising from a breach or acceleration thereof by the Company or any Company Subsidiary), (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)            The Company has established and maintains, and at all times since the date of the Company Balance Sheet, disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) are effective in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to the Agreement Date, neither the Company nor the Company’s auditors have identified (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or (iii) any claim or allegation regarding the foregoing. To the knowledge of the Company, there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company has made available to Parent accurate and complete copies of the minutes of all meetings and written consents of the Company Board and each committee thereof since January 1, 2019; provided that the Company shall not be obligated to furnish to Parent any minutes for portions of meetings to the extent they discuss the Transactions or alternative transactions considered by the Company Board.

(f)             The Company and the Company Subsidiaries have not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).

Section 4.07      Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events.

(a)            Since the date of the Company Balance Sheet, there has not been any change, event, condition, development, circumstance, state of facts, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            From the date of the Company Balance Sheet to the Agreement Date, the Company has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i)            any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company;

(ii)            any split, combination or reclassification of any capital stock of the Company or the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii)            except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect as of the date of the Company Balance Sheet (A) any granting to any director of the Company or any employee of the Company whose annual base compensation equals or exceeds $75,000 of any increase in compensation, (B) any granting to any director, employee or individual service provider of the Company of any increase in severance or termination pay or (C) any entry by the Company into any employment, consulting, severance or termination agreement with any officer, director, independent contractor, or any employee, other than offer letters entered into in the ordinary course of business with employees or independent contractors whose annual base compensation does not equal or exceed $50,000 or as disclosed in the Company SEC Documents;

(iv)          any change in accounting methods, principles or practices by the Company (other than any immaterial change thereto), except as required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(v)           any sale, lease (as lessor), license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business or (B) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of the Company Balance Sheet;

(vi)          any sale, assignment, license or transfer or disposition of any Company Intellectual Property by the Company or, to the knowledge of the Company, by any third party, that is material, individually or in the aggregate, to the Company, except for (A) non-exclusive licenses (including sublicenses) to Intellectual Property granted in the ordinary course of business, (B) pursuant to Contracts to which the Company is a party and which the Company has made available to Parent, (C) abandonment or other disposition of any Company Registered Intellectual Property that is obsolete or otherwise no longer useful in the conduct of the business of the Company or that is at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business or (D) transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(vii)         any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company), with an aggregate amount of consideration paid or transferred by the Company in excess of $50,000;

(viii)        any filing of or change to a material Tax election, any change to an annual Tax accounting period or any adoption of or change to a material method of Tax accounting, any filing of a material amended Tax Return, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund;

(ix)           any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or any Company Subsidiary, except for settlements or compromises of non-criminal Proceedings that (A) did not involve the payment of amounts in excess of $50,000 in the aggregate by the Company, (B) did not impose any material restriction on the business or activities of the Company or any current or future subsidiaries of the Company or Parent or its current or future subsidiaries, (C) did not involve the admission of wrongdoing by the Company or any Company Subsidiary and (D) did not involve any license, cross license or similar arrangement with respect to any Company Intellectual Property or Company Products; or

(x)            any agreement on the part of the Company to do any of the foregoing.

Section 4.09 Taxes.

(a)            The Company or any Company Subsidiary has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by the Company or any Company Subsidiary and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all material Taxes imposed on or required to be paid by the Company or any Company Subsidiary, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by the Company or any Company Subsidiary.

(b)            (i) No deficiency for any material Tax has been asserted or assessed by a Tax Authority in writing (or, to the knowledge of the Company or any Company Subsidiary, otherwise) against the Company or any Company Subsidiary which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any material Taxes or material Tax Returns of the Company or any Company Subsidiary (A) is in progress or (B) has been proposed or threatened in writing or, to the knowledge of the Company or any Company Subsidiary, otherwise.

(c)            Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(d)            Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor, or by contract (other than any contract entered into in the ordinary course of business and the primary subject of which is not Tax) or otherwise. Neither the Company nor any Company Subsidiary is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other affiliated, consolidated, combined, unitary, group relief or similar Tax group filing or a similar Tax Return (other than a group the common parent of which was the Company).

(e)            Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that the Company or any Company Subsidiary is subject to material taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any Company Subsidiary, other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)             Neither the Company nor any Company Subsidiary is a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax, such as licensing or joint development agreements), (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company or any Company Subsidiary, as applicable, after the Merger Closing Date or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(g)            Within the past four years, neither the Company nor a Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h)            Neither the Company nor any Company Subsidiary has been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law, including, for greater certainty, Sections 237.3 and 237.4 of the Tax Act). Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” as defined in subsection 237.3(1) of the Canadian Income Tax Act, and any “notifiable transaction” as defined in proposed subsection 237.4(1) of the Canadian Income Tax Act.

(i)             Neither the Company nor any Company Subsidiary has been, or will be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)             The shares of the Company are not “taxable Canadian property” within the meaning of the Tax Act.

(k)            Neither the Company nor any Company Subsidiary will be required to include any material amounts of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Merger Closing Date as a result of: (i) a change in the method of accounting made prior to the Merger Closing, (ii) any closing agreement, advance pricing agreement or other agreement with any Tax Authority relating to Taxes entered into prior to the Merger Closing, (iii) an installment sale or open transaction disposition entered into on or prior to the Merger Closing, or (iv) a prepaid amount received outside of the ordinary course of business prior to the Merger Closing (including, without limitation, pursuant to paragraph 20(1)(m) of the Tax Act). Neither the Company nor any Company Subsidiary has liability for Taxes incurred pursuant to Section 965 of the Code.

(l)              Neither the Company nor any Company Subsidiary has deferred payroll Tax liabilities pursuant to COVID-19 Relief Laws or Canada Emergency Wage Subsidy, claimed any employee retention credit, or is the beneficiary of any other COVID-19 related tax deferral relief of state and local Tax Authorities or other Canadian COVID -19 relief or subsidies.

(m)            There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to the Company or any Company Subsidiary any of Sections 78 to 80.04 of the Canadian Income Tax Act or the similar provisions of a provincial taxing statute.

(n)            The terms and conditions made or imposed in respect of every transaction (or series of transactions) between any of the Company Subsidiaries that is a resident of Canada (each, a “Canadian Subsidiary”) for purposes of the Tax Act and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with such Canadian Subsidiary, for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act. and for all such transactions records or documents that meet the requirements of paragraphs 247(4)(a) and (b) of the Tax Act have been made or obtained.

(o)            No Canadian Subsidiary has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Canadian Subsidiary becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or under any equivalent provision of the taxation legislation of any other jurisdiction.

(p)            No facts, circumstances or events exist or have existed that have resulted or may result in the application to a Canadian Subsidiary of any debt forgiveness, debt parking or property seizure provisions under any applicable Law, or the provisions of section 78 of the Tax Act and any corresponding provisions of any other applicable Laws.

(q)            All Tax credits (including, for greater certainty, all R&D Tax Credits) were claimed by the Canadian Subsidiaries in accordance with the Tax Act and the relevant provincial Tax law (and any corresponding or similar provisions of any other applicable Laws) and the Canadian Subsidiaries have satisfied the relevant criteria and conditions entitling it to claim such Tax credits.

(r)             No Canadian Subsidiary (i) has claimed CEWS/COVID Relief to which it was not entitled, (ii) is required to repay or refund all or any amount of CEWS/COVID Relief, and will not be required to do so following the Closing Date, and (iii) is required to include any amount in income in a Tax Period ending after the Closing Date as a result of any CEWS/COVID Relief.

Section 4.10 Labor Relations.

(a)            There are no collective bargaining or similar Contracts with any labor union, labor organization, or works council (each, a “Labor Agreement”) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound. None of the employees of the Company or the Company Subsidiaries is represented by any union with respect to their employment by the Company or the Company Subsidiaries.

(b)            The Company and the Company Subsidiaries have not experienced any labor disputes, strikes, work stoppages, slowdowns, lockouts, requests for union recognition or union organization attempts concerning any employees of the Company. There is no unfair labor practice charge or complaint or other Proceeding presently pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any equivalent state, provincial or local Governmental Entity, in each case, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has been in compliance with all applicable Laws relating to labor and employment, including those relating to wages and hours (including the classification of independent contractors and exempt and non-exempt employees, including for purposes of overtime exemptions pursuant to applicable employment standards legislation), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), employee trainings and notices, workers’ compensation, labor relations, paid time off and other employee leave requirements, working conditions, wage deductions, COVID-19, affirmative action, unemployment insurance, benefits, labor and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

(d)           All employees of the Company and the Company Subsidiaries in the U.S. are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before termination. No Employee employed by the Company or any of the Company Subsidiaries in Canada has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance. The relationships with all individuals who act on their own as contractors or as other service providers can be terminated for any reason with no greater than 30 days’ prior written notice, without any amounts being owed to such individuals, other than with respect to payments earned before the notice of termination. As of the Agreement Date, no employee is on disability or other leave of absence, other than administrative or short-term absences of less than three weeks. Since January 1, 2019, the Company and the Company Subsidiaries have not sponsored any employee for, or otherwise knowingly engaged any employee working pursuant to, a non-immigrant visa.

(e)            All individuals who perform services for the Company and who have been classified as other than employees have been properly classified. All employees of the Company and the Company Subsidiaries are employed in the United States or Canada, and none of the written terms and conditions of their employment provide for the application of the Law of any jurisdiction other than the United States or Canada (as applicable).

(f)             The Company has made available to Parent a true and complete list of (i) the name of each officer and employee of the Company and the Company Subsidiaries, (ii) each other individual who has accepted an offer of employment made by the Company or the Company Subsidiaries but whose employment has not yet commenced and (iii) the names of each other individual to whom an offer of employment is outstanding by the Company or the Company Subsidiaries, in each case, as of the Agreement Date, together with each such individual’s actual or offered position or function, title, date of hire, location, status as active or inactive and as a U.S. citizen or Canadian citizen (or lawful permanent resident), immigrant or non-immigrant visa status, base pay, bonus target, whether such position is exempt or non-exempt, leave status and expected return to work date.

(g)            The Company has made available to Parent a complete and accurate copy of each material written personnel policy and material written personnel rule or procedure generally applicable to employees of the Company and the Company Subsidiaries.

(h)            The Company and the Company Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them are aware. With respect to each such allegation with potential merit, the Company or the applicable Company Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither the Company nor the Company Subsidiaries reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company or any Company Subsidiary that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company or any Company Subsidiary into material disrepute.

Section 4.11 Employee Benefits.

(a)            Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, of each material Company Benefit Plan and material Company Benefit Agreement.

(b)            With respect to each material Company Benefit Plan and material Company Benefit Agreement, the Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan or material Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract to which the Company is a party with respect thereto, (iii) a current Internal Revenue Service opinion or favorable determination letter related thereto (if any), (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists and (v) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any).

(c)            Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary, (i) each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code, (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan or Company Benefit Agreement and (iii) there are no pending or, to the knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or other Proceedings involving any Company Benefit Plan or Company Benefit Agreement, any fiduciary thereof or any service provider thereto.

(d)            Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service, has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (ii) has been established under a standardized prototype plan for which an opinion letter from the Internal Revenue Service (or any comparable Governmental Entity) has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any Company Subsidiary.

(e)            Neither the Company nor any Company Subsidiary nor any Commonly Controlled Entity sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company nor any Company Subsidiary has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(f)             Neither the Company nor any Company Subsidiary sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, (i) any “registered pension plan”, (ii) any “multiemployer plan”, (iii) any “retirement compensation arrangement”, or (iv) any “deferred profit sharing plan” as each such term is defined in the Income Tax Act (Canada).

(g)            Neither the Company nor any Company Subsidiary has any current or potential obligation or liability in respect of post-retirement, post-ownership or post-service health, medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary or other Person, other than (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws at the sole expense of the participant or (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 4.11(a) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h)            With respect to each Company Benefit Plan or Company Benefit Agreement that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): (i) if the plan is required to be registered with a Governmental Entity, such plan has been registered and has been maintained in good-standing: (ii) no Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; (iii) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Plan; and (iv) each Non-U.S. Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws.

(i)             Except as provided in Section 3.10 hereof, neither the execution of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or individual service provider of the Company or any Company Subsidiary to any compensation or benefit or any increase in the amount of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or otherwise, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other obligation under any Company Benefit Plan or Company Benefit Agreement or otherwise, (iii) result in any violation of, or default under, any Company Benefit Plan or Company Benefit Agreement, (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan or Company Benefit Agreement or (v) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary under any Company Benefit Plan or Company Benefit Agreement or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(j)             Neither the Company nor any Company Subsidiary is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(k)            Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any Company Subsidiary has been operated in compliance in all material respects with Section 409A of the Code, the applicable proposed and final regulations thereunder and any applicable Internal Revenue Service guidance.

Section 4.12 Real Property.

(a)            Owned Real Property. Section 4.12(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property. With respect to each Owned Real Property, except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company: (i) the Company or a Company Subsidiary has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) the Company or a Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company Subsidiary is party to any agreement or option to purchase any real property or interest therein.

(b)            Leased Real Property. Section 4.12(b) of the Company Disclosure Letter sets forth the address of each leased real property, and contains a true and complete list of all real property leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company, the Company and any Company Subsidiary: (a) have a good and valid leasehold interests in each real property lease to which it is a party, free and clear of all Liens, except Permitted Liens, (b) have complied with, and, to the knowledge of the Company, each other party has complied with, the terms of all real property leases to which they are party to and under which they are in occupancy of that are reflected in the Company Balance Sheet (other than real property leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof that are material to the business of the Company, and all such real property leases are in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and (c) are not in breach or default under such real property leases, and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such real property leases.

Section 4.13 Contracts.

(a)            Except for this Agreement and the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents, Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of the following Contracts, in each case which are in effect as of the Agreement Date:

(i)            each Contract that (A) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or (B) is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii)            each non-competition or other Contract to which the Company or any Company Subsidiary is a party that (A) materially restricts the ability of the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party development (other than solely for or on behalf of the Company or its Affiliates), marketing or distribution rights with respect to any Company Product, (D) requires the Company or any Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any Company Product in favor of any third party, or (E) obligates the Company or any of its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(iii)          each Contract under which the Company or any Company Subsidiary (A) licenses, is assigned, grants, or otherwise receives or is conveyed, any right in (including a right to receive a license or be free from suit) any Intellectual Property from, or any material Company Intellectual Property owned by the Company or any Company Subsidiary to, any third party or (B) develops any Intellectual Property, itself or through a third party, except, in each case, for (1) off-the-shelf, commercially available and/or “shrink-wrap” software or computer services agreements (including agreements under which such software is delivered as a service), (2) materials transfer agreements, clinical trial agreements, non-disclosure agreements and services or vendor agreements entered into in the ordinary course of business, in each case, that do not transfer ownership of material Intellectual Property to any third party or contain any grant of rights to any third party to use material Intellectual Property for the research, supply, manufacturing, development or commercialization of products (other than on behalf of Company or any Company Subsidiary), (3) Contracts granting to the Company incidental and not material rights in trademarks or other Intellectual Property, (4) Contracts granting service providers of the Company a non-exclusive license to rights in connection with such service provider’s provision of services to the Company or any Company Subsidiary, and (5) invention assignment, consulting agreements and employment agreements that contain assignments of Intellectual Property to the Company or any Company Subsidiary (collectively, clauses (1) to (5) “Standard IP Contracts”);

(iv)          each Contract to which the Company or any Company Subsidiary is a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company or any Company Subsidiary for research and development activities involving the creation of any material Intellectual Property;

(v)           other than any Company Benefit Agreement or Company Benefit Plan, and any Contract that can be terminated for convenience on notice by the Company without payment, each Contract to which the Company or any Company Subsidiary is a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $50,000;

(vi)          each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money or any financial guaranty;

(vii)         each Contract to which the Company or any Company Subsidiary is a party involving in excess of $50,000 that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or any Company Subsidiary, in each case, excluding any Contract required to be listed in Section 4.13(a)(iii) or Section 4.13(a)(viii) of the Company Disclosure Letter;

(viii)        each Contract to which the Company or any Company Subsidiary is a party pursuant to which the Company or such Company Subsidiary has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case, that could result in payments in excess of $50,000, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business and any Contracts required to be listed in Section 4.13(a)(iii) of the Company Disclosure Letter;

(ix)           each Contract to which the Company or any Company Subsidiary is a party that obligates the Company or such Company Subsidiary to make any capital commitment or capital expenditure in an amount in excess of $50,000 after the Agreement Date;

(x)            each Contract between the Company or any Company Subsidiary and a contract research organization (other than, for the avoidance of doubt, any individual clinical trial site) providing for services to the Company or any Company Subsidiary involving management of clinical trials of the Company Products;

(xi)            each Contract to which the Company or any Company Subsidiary is a party, other than with respect to any partnership that is wholly owned by the Company or any Company Subsidiary, that relates to the formation, creation, operation, management or control of any partnership, collaboration, joint venture or similar arrangement, in each case, pursuant to which the Company or any Company Subsidiary has an obligation (contingent or otherwise) to make an investment in, extension of credit to or otherwise result in payments in excess of $50,000 to any Person, in each case, excluding any Contracts required to be listed in Section 4.13(a)(viii) of the Company Disclosure Letter;

(xii)           each Contract between the Company or any Company Subsidiary and any Governmental Entity, except for clinical study agreements, sponsored research agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business;

(xiii)          each stockholders’, investors rights’, registration rights or similar Contract to which the Company is a party (excluding Contracts governing Company Stock Options or Company PSUs);

(xiv)         each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or any Company Subsidiary leases or subleases any material real property.

Each such Contract described in clauses (i) through (xiv) is referred to in this Agreement as a “Material Contract.”

(b)            Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company or the applicable Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material default under any Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the knowledge of the Company, any other party thereto.

Section 4.14 Litigation. There is no Proceeding pending or, to the knowledge of the Company threatened, by or against the Company or any Company Subsidiary, that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Compliance with Laws.

(a)            Each of the Company and the Company Subsidiaries is, and since January 1, 2019 has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has, and since January 1, 2019 has had, in effect all Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 4.15 does not relate to Taxes, which are the subject of Section 4.09, employee benefit matters, which are the subject of Section 4.11, or environmental matters, which are the subject of Section 4.17.

(b)            Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company, neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents acting on behalf of the Company or such Company Subsidiary, nor, to the knowledge of the Company, any other Persons acting on behalf of the Company or any Company Subsidiary, has, in the course of its actions for, or on behalf of, the Company or such Company Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made, offered or authorized any direct or indirect unlawful payments to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including any such Laws that prohibit private commercial bribery or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since January 1, 2019 to the Agreement Date, neither the Company nor any Company Subsidiary has received any written communication that alleges any of the foregoing or made any disclosure pertaining to any potential violation of the foregoing, and is not, nor has been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

(c)            Neither the Company, nor any of its officers, directors, employees, agents or other third-party representatives acting on behalf of the Company, is currently, or at any time since January 1, 2019, has been: (i) the subject or target of any economic sanctions or export controls-related restrictions; or (ii) organized, ordinarily resident or located in a country or territory, or the government or any agency or instrumentality of the government of a country or territory, that currently, or since January 1, 2019, has been the subject of a comprehensive U.S. embargo (Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine); or (iii) engaging in any dealings or transactions, whether directly or indirectly, with any of the foregoing or otherwise owned by, controlled by, or otherwise acting on behalf of, any of the foregoing; or (iv) otherwise in violation of applicable sanctions, export/import, or anti-boycott Laws. Since January 1, 2019, the Company has not received any written communication that alleges any violation of the foregoing or made any disclosure pertaining to any potential violation of the foregoing, and is not, nor has been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any Governmental Entity, in connection with alleged or possible violations of any sanctions, export/import, or anti-boycott Law.

Section 4.16 Regulatory Matters.

(a)            Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent, true and complete copies of, all Regulatory Authorizations from the FDA and Health Canada and all material Regulatory Authorizations from any other applicable Regulatory Authorities held by the Company or any Company Subsidiary relating to the Company Products, facilities and/or that are otherwise necessary to conduct the Company’s business as presently conducted. All such Regulatory Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Regulatory Authorities, (iii) in compliance with all formal filing and maintenance requirements and (iv) in good standing, valid and enforceable. The Company and the Company Subsidiaries have fulfilled and performed all of their material obligations with respect to such Regulatory Authorizations, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof. Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and the Company Subsidiaries (taken as a whole), (x) the Company and the Company Subsidiaries have filed, maintained or furnished with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and other information (collectively, the “Health Care Submissions”) and (y) all such Health Care Submissions were complete and accurate and in compliance with applicable Health Laws when filed (or were corrected or completed in a subsequent filing). There has been no Proceeding pending, or to the knowledge of the Company, threatened, with respect to any Health Care Submission.

(b)            Since January 1, 2019, (i) the Company and the Company Subsidiaries have been in material compliance with all applicable Health Laws that affect the business, Company Products, properties, assets and activities of the Company and the Company Subsidiaries, (ii) as of the Agreement Date, neither the Company nor any Company Subsidiary has received any written notice or other written communication from any Regulatory Authority (A) withdrawing or placing any clinical studies of the Company Products on “clinical hold” or requiring the termination, suspension, material modification, evaluation, or investigation of any non-clinical, pre-clinical studies or clinical trials, clinical investigations, performance evaluation trials, and other investigations or evaluations of or related to the Company Products or facilities or (B) alleging any material violation of any Health Law and (iii) there have been no investigations, suits, claims, actions or proceedings pending, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to any of the Company Products or facilities or alleging any violation by the Company or any Company Subsidiary or the Company Products or facilities of any such Health Law.

(c)            Since January 1, 2019, all non-clinical studies, pre-clinical studies, clinical trials, clinical investigations, performance evaluation trials, and other investigations or evaluations conducted or being conducted with respect to the Company Products by or at the direction of the Company have been and are currently being conducted in material compliance with the required experimental protocols, procedures and controls, and all applicable Health Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, all applicable requirements of Good Laboratory Practices and Good Clinical Practices and any other applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects and applicable Laws, including applicable Health Laws, governing the privacy of patient medical records and other personal information and data. No clinical trial conducted by or, on behalf of, the Company has been terminated or suspended by any Regulatory Authority. As of the Agreement Date, neither the Company nor any Company Subsidiary has received any written notifications or other written communications from any institutional review board, ethics committee or safety monitoring committee raising any material issues, including from any Regulatory Authority in any jurisdiction that requires or would require the termination or suspension or investigation of, or place a clinical hold order on or otherwise materially delay or restrict, any clinical studies proposed or currently conducted by, or on behalf of, the Company and, to knowledge of the Company, no such action has been threatened against the Company or any Company Subsidiary. With respect to each Company Product, the Company has made available to Parent complete and accurate copies of all material clinical and preclinical data and all material written correspondence that exists as of the Agreement Date between the Company and the applicable Regulatory Authorities, in each case in the possession of the Company as of the Agreement Date.

(d)            Since January 1, 2019, all manufacture of the Company Products, including any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in material compliance with the applicable specifications and requirements of Good Manufacturing Practices and Health Laws. As of the Agreement Date, neither the Company nor, to the knowledge of the Company, any person acting on its behalf has, with respect to any Company Product, (i) been subject to a Regulatory Authority shutdown or import or export prohibition or (ii) received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any material change to any Company Product or any of the Company’s or any Company Subsidiary’s manufacturing or clinical trial processes or procedures or any similar written correspondence from any Regulatory Authority in respect of the Company or the Company Subsidiary or their manufacturing or clinical trial operations alleging or asserting noncompliance with any applicable Health Law or Regulatory Authorization and, to the knowledge of the Company, no Regulatory Authority is considering such action.

(e)            None of the Company nor any of the Company Subsidiaries or any of their respective officers or employees, nor, to the knowledge of the Company, agents or any clinical investigator acting for the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any Regulatory Authority to invoke any similar policy or any other statute or regulation regarding the communication or submission of false information to any applicable Regulatory Authority or Governmental Entity. None of the Company nor any of the Company Subsidiaries (nor has any other Person to the extent giving rise to liability for the Company or any Company Subsidiary) has committed or engaged in any fraud or falsification or forgery of any research or development data, report, studies or publications of any document or statement voluntarily submitted or required to be submitted to any Regulatory Authority or any other Governmental Entity. None of the Company, any Company Subsidiary or any of their respective officers or employees, nor, to the knowledge of the Company, agents or any clinical investigator acting for the Company, is currently or has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) or exclusion from participation in any federal health care program pursuant to 42 U.S.C. Section 1320a-7.

(f)            No Company Product that is or has been manufactured, tested, distributed, held or marketed by or on behalf of the Company has been recalled, withdrawn or suspended (whether voluntarily or otherwise) or, to the Company’s knowledge, has been adulterated or misbranded. No proceedings (whether complete or pending) seeking the recall, withdrawal, suspension or seizure of any such Company Product or pre-market approvals or marketing authorizations are pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary, nor have any such proceedings been pending at any time. The Company has made available to Parent all material information about serious adverse events (as such term is defined in 21 C.F.R. 312.32) in the possession of the Company as of the Agreement Date relating to any Company Product that is or has been manufactured, tested, distributed, or held or marketed by or on behalf of the Company or any of its licensors or licensees. The Company has filed all annual and periodic reports, amendments and safety reports required for any Company Product required to be made to any Regulatory Authority.

(g)            The Company and any Company Subsidiary is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Regulatory Authority or any other Governmental Entity.

Section 4.17 Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is, and since January 1, 2019 has been, in compliance with all applicable Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is, and since January 1, 2019 has been, in compliance with all Authorizations required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2019 (or earlier to the extent unresolved), neither the Company nor any Company Subsidiary has been subject to a Judgment or Proceeding pursuant to any applicable Environmental Law and (iv) since January 1, 2019 (or earlier to the extent unresolved), neither the Company nor any Company Subsidiary has received any written notice alleging that the Company is in violation of, or has liability or is a “potentially responsible party” under, any applicable Environmental Law, and (v) neither the Company nor any Company Subsidiary (nor has any other Person to the extent giving rise to liability for the Company or any Company Subsidiary) has treated, stored, handled, transported, generated, disposed of, arranged for the disposal of, Released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, or has designed, manufactured, marketed, sold or distributed any product or item containing any Hazardous Substance, in each case as has given or as would be reasonably likely to give rise to liability under applicable Environmental Laws.

Section 4.18 Intellectual Property.

(a)            Section 4.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the Agreement Date, of any of the following Intellectual Property that is owned or purported to be owned or exclusively licensed by the Company or any Company Subsidiary: (i) registered Patents and pending applications for Patents, (ii) registered Trademarks and applications for registration of Trademarks, (iii) Internet domain names and (iv) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iv), collectively, the “Company Registered Intellectual Property”) and includes for each such asset the record owner of such asset as of the Agreement Date. Except for matters that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all of the Company Registered Intellectual Property owned or purported to be owned by the Company is subsisting and in full force and effect and (y) all necessary registration, maintenance, renewal and other relevant filing fees due through the Agreement Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property in full force and effect.

(b)            The Company or any Company Subsidiary is the sole and exclusive owner of, or has a license, sublicense or otherwise possesses legally exercisable rights to use all Company Intellectual Property, with respect to Company Intellectual Property owned by the Company, free and clear of all Liens (other than Permitted Liens); provided that this sentence shall not be construed as a representation or warranty of non-infringement, misappropriation or other violation of Intellectual Property.

(c)            The Company has diligently prepared or is diligently preparing to file patent applications for all potentially patentable inventions within the Company Intellectual Property owned or purportedly owned by the Company that is material to the operation of the Company or any Company Subsidiary, except, where in the exercise of reasonable business judgment, the Company has decided not to file or has decided to defer filing, a patent application on a potentially patentable invention. Except for such non-compliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries have complied with all applicable Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Company Registered Intellectual Property owned by the Company or the Company Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no public disclosure bar (as set forth in 35 U.S.C. §102) by the Company or the Company Subsidiaries has occurred or on sale bar by the Company or the Company Subsidiaries has arisen or occurred which has rendered or would reasonably be expected to render any Patent contained in the Company Registered Intellectual Property owned by the Company or the Company Subsidiaries unenforceable or unpatentable.

(d)            To the knowledge of the Company, (i) the conduct of the business of the Company and the Company Subsidiaries as presently conducted has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, and (ii) as of the Agreement Date, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating any of the Company Registered Intellectual Property or other Owned Intellectual Property or any Company Intellectual Property exclusively licensed to the Company or any Company Subsidiary, and no such claims have been made against any third party by the Company; except, in the case of each of clause (i) and (ii), for infringements, misappropriations and other violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)            As of the Agreement Date, there is no Proceeding pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign equivalent), and, neither the Company nor any Company Subsidiary has received any written notice from any Person since January 1, 2019, in each case, pursuant to which any Person is (i) alleging that the conduct of the business of the Company or any Company Subsidiary as presently conducted is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, or (ii) contesting the use, ownership, validity or enforceability of any of the Company Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Company or any Company Subsidiary (“Owned Intellectual Property”); except, in the case of each of clause (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the material Owned Intellectual Property is subject in any material respect to any pending or outstanding Judgment that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property, except, for clarity, any office actions and similar correspondence from the U.S. Patent and Trademark Office or foreign equivalents thereof received in the ordinary course of prosecution.

(f)            No past or present director, officer, employee, consultant or independent contractor of the Company or the Company Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Intellectual Property that is material to the operation of the Company or any Company Subsidiary. The Company has executed valid and enforceable written agreements with each of its past and present directors, officers, employees, consultants and independent contractors who are engaged in creating or developing for the Company or any Company Subsidiary any material Owned Intellectual Property in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) assigned to the Company or any Company Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or such Company Subsidiary in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Company or, to the knowledge of the Company, the counterparty, under any such agreement.

(g)            The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of and to protect against unauthorized disclosure of any Trade Secret owned by the Company that is material to the business of the Company as presently conducted. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the knowledge of the Company, has been disclosed to any of the Company’s or the Company Subsidiaries’ past or present employees or any third person, other than pursuant to an agreement restricting the disclosure and use of such Trade Secret.

(h)            No funding, facilities or personnel of any Governmental Entity or any university, college or other educational institution (i) has been or is being used to create, in whole or in part, any Owned Intellectual Property that is material to the operation of the Company or any Company Subsidiary and owned or purported to be owned by the Company or any Company Subsidiary, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or educational institution obtaining ownership of, or use rights to (except for use rights during the term of the applicable agreement between the Company and such Governmental Entity or educational institution solely to conduct activities within the scope of such applicable agreement or for solely non-commercial purposes), such Company Intellectual Property or (ii) requires or otherwise obligates the Company to grant or offer to any such Governmental Entity or institution any license or other right to such Owned Intellectual Property (except for use rights during the term of the applicable agreement between the Company and such Governmental Entity or educational institution solely to conduct activities within the scope of such applicable agreement or solely for non-commercial purposes). No current or former employee, consultant or independent contractor of the Company or Company Subsidiaries who contributed to the creation or development of the Owned Intellectual Property owned or purported to be owned by the Company has, to the knowledge of the Company, performed services for a Governmental Entity or any university, college, research institute or other educational institution related to the Company’s or the Company Subsidiaries’ business as conducted during the period of time during which such employee, consultant or independent contractor was also performing services for the Company or the Company Subsidiaries creating or developing such Company Intellectual Property.

(i)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the “Company Systems”) operate and perform in all material respects as required by the Company and the Company Subsidiaries in connection with the conduct of its business as presently conducted, (ii) in the last 12 months prior to the Agreement Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused, or could reasonably be expected to result in, the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, and (iii) to the knowledge of the Company, in the 12 months prior to the Agreement Date, there have not been any incidents of unauthorized access to or other similar security breaches of the Company Systems.

(j)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not (i) result in the breach of, or create on behalf of any third party the right to terminate or modify (x) any agreement with respect to any Company Intellectual Property or (y) any agreement as to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property of any third party that is material to the business of the Company as presently conducted, (ii) result in or require the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any of the Company Intellectual Property, or (iii) cause a material loss or impairment of any Company Intellectual Property.

(k)            Other than as set forth in Section 4.08 and Section 4.13, this Section 4.18 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property and other proprietary rights matters.

Section 4.19 Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, and to the knowledge of the Company, each third party acting on behalf of the Company (i) has complied in all material respects with all applicable Data Privacy and Security Requirements, (ii) to the knowledge of the Company, has not been subject to any unauthorized access, acquisition, disclosure or other security breaches with respect to Personally Identifiable Information, and (iii) has not received in writing, or to the knowledge of the Company otherwise been subject to, any complaints, notices or Proceedings conducted or asserted by any other Person (including any Governmental Entity) regarding any (x) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Personally Identifiable Information, or (y) violation of any applicable Data Privacy and Security Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the Transactions will not violate any Data Privacy and Security Requirement applicable to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification or disclosure.

Section 4.20 Insurance. The Company has made available complete and accurate copies (or written summaries) of all material insurance policies of the Company to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any Company Subsidiary is in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.22 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer, the Tender and Support Agreements and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

Section 4.23 Opinion of Financial Advisor. The Company Board (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC, as financial advisor to the Company, on or prior to the Agreement Date, that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than (i) Company Common Stock owned by the Company or a Company Subsidiary immediately prior to the Effective Time, (ii) Company Common Stock owned by Parent, Merger Sub or any other subsidiaries of Parent at the commencement of the Offer, (iii) Company Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time and (iv) Appraisal Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such written opinion shall be made available to Parent solely for informational purposes promptly following the Agreement Date.

Section 4.24 No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize this Agreement or for consummation of the Transactions.

Section 4.25 Affiliate Transactions. No present or former officer or director of the Company or any Person owning 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the Agreement Date other than (a) compensation of directors and executive officers of the Company in the ordinary course of business and (b) equity interests granted to directors and executive officers of the Company as compensation for their services to the Company.

Article V
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

Section 5.02 Merger Sub.

(a)            Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)            The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

Section 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

Section 5.04 No Conflicts; Consents.

(a)            The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the applicable requirements of Foreign Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of the State of Delaware, (v) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed and (vi) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

Section 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.08 Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Sub and any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company (in each case, as such quoted terms are defined under Section 203 of the DGCL). As of the Agreement Date, Parent, Merger Sub and its Affiliates collectively own no shares of Company Common Stock directly (other than through passive investments, pension or employee benefit plans or trusts for Parent’s or its Affiliates’ employees, or limited partnership funds, mutual funds or similar entities that Parent has invested in, in all cases that Parent and its Affiliates do not directly or indirectly control the management or policies thereof). Merger Sub does not own any shares of Company Common Stock.

Section 5.09 Available Funds. Parent currently has, and at all times from and after the date hereof and through the expiration of the Offer and the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 3.10 and to perform their respective obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Article VI
Covenants Relating to Conduct of Business

Section 6.01 Conduct of Business of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the Agreement Date to the earlier of the Offer Closing Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course and use commercially reasonable efforts to (x) preserve intact its present business organization, (y) keep available the services of its present officers and employees and (z) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with it. In addition, except for matters set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)            (i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or its affiliates, including, following the Merger Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(b)            (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options outstanding on the Agreement Date in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the Agreement Date and (C) the acquisition by the Company of Company Stock Options and Company PSUs, in each case, outstanding on the Agreement Date in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c)            issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company PSUs, in each case, in accordance with their terms as outstanding and in place on the Agreement Date;

(d)            amend its certificate of incorporation, bylaws or other comparable organizational documents;

(e)            form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company), if the aggregate amount of consideration paid or transferred by the Company or any Company Subsidiary would exceed $50,000;

(f)            except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement, in each case, as in effect on the Agreement Date, (i) adopt, enter into, establish, terminate, amend or modify any Company Benefit Plan or Company Benefit Agreement (or plan or arrangement that would be a Company Benefit Plan or Company Benefit Agreement if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of the Company or any Company Subsidiary any increase in base or other compensation, (iii) grant to any director, employee or individual service provider of the Company or any Company Subsidiary any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) enter into any employment, retention, consulting, change in control, severance, or termination agreement with any director, employee or individual service provider of the Company or any Company Subsidiary, (vi) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, or the funding of any payments or benefits under any Company Benefit Plan or Company Benefit Agreement, (vii) hire or terminate (other than for cause) the employment or service of any employee or individual service provider or (viii) negotiate, modify, extend, terminate, or enter into any Labor Agreement or recognize or certify any labor union, works council, or other labor organization or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary;

(g)            make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h)            sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) properties or assets having a fair market value of less than $50,000 in the aggregate;

(i)            sell, assign, license or otherwise transfer any Company Intellectual Property, except for (i) licenses (including sublicenses) to Intellectual Property granted in the ordinary course of business, (ii) pursuant to Standard IP Contracts, (iii) pursuant to Contracts to which the Company or any Company Subsidiary is a party, made available to Parent and in effect prior to the Agreement Date or (iv) abandonment or other disposition of any Company Registered Intellectual Property that is at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business;

(j)            (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in (A) the Company, (B) any acquisition not in violation of Section 6.01(e) or (C) any person pursuant to any advancement obligations under the Company Charter, Company Bylaws or indemnification agreements as in effect on or prior to the Agreement Date;

(k)            other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of the amount set forth in Section 6.01(k) of the Company Disclosure Letter;

(l)            pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Proceeding initiated by the Company, other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $50,000 per payment (assuming the payment in full or all future fixed or contingent payments), discharge, settlement, compromise or satisfaction or $200,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed by Section 7.08 hereof);

(m)           make, change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any material closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or settle or compromise any material Tax liability or refund;

(n)            amend, cancel or terminate any material insurance policy naming the Company or any Company Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o)            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p)            (i) abandon, cancel, fail to renew or permit to lapse (A) any material Company Registered Intellectual Property or (B) any material registered Intellectual Property to the extent that the Company has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the Company (unless the Company or any Company Subsidiary has an obligation to do so), (ii) fail to renew (to the extent renewable at the option of the Company) or terminate any Contract under which material Intellectual Property is licensed to the Company, (iii) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any Trade Secret of the Company that is included in the Company Intellectual Property in a way that results in loss of material Trade Secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or in connection with any required regulatory filing or (iv) sell, transfer, license or otherwise encumber any Company Intellectual Property, other than Permitted Liens (including non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution and commercialization activities relating to products or services entered into in the ordinary course of business);

(q)            except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any material respect, or expressly release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

(r)            participate in any scheduled meetings or scheduled teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar Regulatory Authority (including, for purposes of this Section 6.01(r) and for the avoidance of doubt, the U.S. Nuclear Regulatory Commission) without providing Parent (whenever feasible and to the extent permitted under applicable Law, and excluding routine administrative communications, or immaterial communications) with prior written notice and, within 24 hours from the time such written notice is delivered, the opportunity to consult with the Company with respect to such correspondence, communication or consultation, in each case to the extent permitted by applicable Law;

(s)            enter into a research or collaboration arrangement that contemplates payments by or to the Company or any Company Subsidiary in excess of $50,000 in any twelve (12) month period;

(t)            (i) commence any clinical study of which Parent has not been informed prior to the Agreement Date, (ii) unless mandated by any Regulatory Authority, discontinue, terminate or suspend any ongoing clinical study or (iii) discontinue, terminate or suspend any ongoing preclinical study without first consulting with Parent in good faith; or

(u)            authorize, commit or agree to take any of the foregoing actions.

Section 6.02 No Solicitation.

(a)            The Company shall not, and the Company shall cause its Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal, (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person or (iii) provide any material non-public information to, or afford access to the business, properties, assets, books or records of the Company or any Company Subsidiary to, any Person (other than Parent, Merger Sub or any of their respective designees) in connection with any Company Takeover Proposal, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of this Section 6.02(a), to refer the inquiring person to this Section 6.02 and to limit its communication exclusively to such referral or to clarify the terms thereof in writing). The Company shall, and shall cause its directors and officers to, and shall use its reasonable best efforts to cause its Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal made after the Agreement Date that did not result from a material breach of this Section 6.02(a), in the event that the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. The Company shall not, and shall cause its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board determines in good faith, after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.02) to make, on a confidential basis to the Company Board, a Company Takeover Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.02. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b)            Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal that did not result from a material breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(g) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(g), (1) the Company Board shall have given Parent at least four Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c)            Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company’s stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).

(d)            In addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one Business Day after receipt thereof, advise Parent in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes could reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

Article VII
Additional Agreements

Section 7.01 Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the Pre-Closing Period to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (i) the Transactions or alternative transactions considered by the Company Board, (ii) any Company Takeover Proposal or (iii) any Intervening Event, or (c) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in antitrust risk for the Company; provided that the Company will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege, violating applicable Law or resulting in such antitrust risk, as applicable. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement in effect between the Company and Parent, as amended (the “Confidentiality Agreement”).

Section 7.02 Reasonable Best Efforts; Notification; Regulatory Filings.

(a)            Upon the terms and subject to the conditions set forth in this Agreement (including Section 7.02(c)), each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the making of all necessary notices to, and the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, any third party (including any Governmental Entity) with respect to this Agreement or the Transactions, in each case as requested by Parent, provided that the Company shall not be required to make, or agree to make, any payments, or enter into or amend any Contract, in connection therewith, (iii) the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iv) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement. Each of Parent and the Company shall not, and shall not permit their respective subsidiaries to, enter into a definitive agreement providing for, or consummate, any acquisition of 40 percent or greater ownership interest in or applicable assets of any third party, where (i) such third party’s lead product or product candidate is, or the subject assets include, a PSMA-targeted radiopharmaceutical therapy, and (ii) consummation of such acquisition would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period, under the HSR Act or any Foreign Antitrust Laws applicable to the Merger.

(b)            Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, file (i) with the FTC and DOJ the notification and report form required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as practicable (but in no event later than October 24, 2023)and (ii) with the U.S. Nuclear Regulatory Commission the application for consent to an indirect transfer of control within 2 Business Days hereof. Each of Parent and the Company shall (w) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, any Foreign Antitrust Law or the Atomic Energy Act, (x) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ, the U.S. Nuclear Regulatory Commission and any other Governmental Entity regarding the Offer, the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (y) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Offer, the Merger or any of the other Transactions without providing reasonable prior notice to the other party and providing reasonable opportunity to the other party to attend any material meeting or conversation, (B) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (C) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (D) furnish the other party with copies of all material filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions and (z) comply with any inquiry or request from the FTC, the DOJ, the U.S. Nuclear Regulatory Commission or any other Governmental Entity as promptly as reasonably practicable. Any such additional information shall be in substantial compliance with the requirements of the HSR Act, the applicable Foreign Antitrust Law or the Atomic Energy Act, as the case may be. The parties hereto agree not to extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Antitrust Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Offer, the Merger or any of the other Transactions, except with the prior written consent of the other party. Without limiting the foregoing, each party hereto shall promptly provide to the other (or the other’s respective advisors) copies of all material correspondence between such party and any Governmental Entity relating to the Transactions. The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)            In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any Foreign Antitrust Law that may be required by any Governmental Entity, so as to enable the parties hereto to close the Transactions as promptly as practicable (and in any event by or before the Outside Date); provided, however, that nothing in this Section 7.02 shall require, and notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub shall have any obligation to (or to cause any of their respective subsidiaries or Affiliates or the Company or any Company Subsidiary to): (i) sell, license, divest or dispose of or hold separate the assets, Intellectual Property or businesses of any entity, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations of any entity, (iii) change or modify any course of conduct regarding future operations of any entity, (iv) otherwise take any action that would limit the freedom of action with respect to, or the ability to retain, one or more businesses, assets or rights of any entity or interests therein or (v) commit to take any such action in the foregoing clause (i), (ii), (iii) or (iv).

Section 7.03 Employee Matters.

(a)            For a period of one year following the Effective Time (the “Continuation Period”) (or, if earlier with respect to a Company Employee, the date of termination of employment of such Company Employee), Parent shall provide or shall cause the Surviving Corporation to provide to each Company Employee (i) a base salary or wage rate and target cash incentive opportunity that are at least as favorable in the aggregate to those provided to such Company Employee by the Company or any Company Subsidiary, as applicable, as of immediately prior to the Effective Time and (ii) other employee benefits (excluding cash incentive opportunities, severance (except as provided in the following sentence), equity and equity based awards, change in control plans, retention, transaction, nonqualified deferred compensation, defined benefit pension, and post-termination or retiree health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or a Company Subsidiary under the Company Benefit Plans and Company Benefit Agreements that are disclosed in Section 4.11 of the Company Disclosure Letter (other than the Excluded Benefits), as applicable, as of immediately prior to the Effective Time (or, to the extent a Company Employee becomes covered by an employee benefit plan or program of Parent (or one of its Affiliates other than the Surviving Corporation) during such period, substantially comparable to those benefits maintained for and provided to similarly situated employees of Parent (or its relevant Affiliate)). Notwithstanding the foregoing, during the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide any Company Employee who experiences a termination of employment under the circumstances set forth in Section 7.03(a) of the Company Disclosure Letter with severance benefits no less favorable than those set forth in Section 7.03(a) of the Company Disclosure Letter, subject to the Company Employee’s execution of a general release of claims in favor of the Company, Parent and related Persons.

(b)            Following the Effective Time, Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Parent, the Surviving Corporation or their respective Subsidiaries (the “Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. This Section 7.03 shall not be interpreted to require Parent, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under a Company Benefit Plan or Company Benefit Agreement following the Effective Time.

(c)            Without limiting the generality of Section 7.03(a) and Section 7.03(b), if the Company has not paid annual bonuses in respect of calendar year 2023 prior to the Effective Time, then, no later than March 15, 2024, Parent shall cause the Surviving Corporation or its applicable Affiliate to pay to each Company Employee who participates in the Company’s 2023 annual bonus plan, the target amount of such Company Employee’s 2023 Annual Bonus as set forth in Exhibit C to the Company Disclosure Letter (the “2023 Bonus Amount”), subject to the Company Employee’s continued employment through the payment date (the “Payment Date”). If Parent or the Surviving Corporation or any of their respective Affiliates terminates the employment of any Company Employee for any reason other than for cause or for Good Reason (solely to the extent such Company Employee is a party to a Company Benefit Plan or Company Benefit Agreement that provides for severance in the event of a resignation for Good Reason (as defined in the applicable Company Benefit Plan or Company Benefit Agreement)) prior to the Payment Date, such Company Employee shall remain entitled to receive their 2023 Bonus Amount on the Payment Date, payable as if they had remained employed through the Payment Date, subject to such Company Employee’s execution of a customary general release of claims in favor of the Company, Parent and related Persons.

(d)            This Section 7.03(d) shall not limit the ability of Parent or the Surviving Corporation, as applicable, to amend, modify or terminate any such Company Benefit Plan or Company Benefit Agreement in accordance with its terms as in effect as of immediately prior to the Effective Time, and subject, in the case of a Company Benefit Agreement, to the consent of any affected Company Employee who is party to such a Company Benefit Agreement and Section 7.03(a). Parent acknowledges that, as of the Effective Time, a “change in control” (or “change of control” or similar defined term, as applicable) shall have occurred for purposes of each Company Benefit Plan and Company Benefit Agreement set forth in Section 7.03(d) of the Company Disclosure Letter.

(e)            With respect to Surviving Corporation Plans that provide benefits for vacation, paid time-off, severance or 401(k) savings, for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer is recognized by the Company) shall be treated as service with Parent or any of its subsidiaries to the same extent and for the same purpose as such service was credited under the analogous Company Benefit Plan or Company Benefit Agreement; provided that the foregoing service recognition shall not apply to (i) the extent that it would result in duplication of benefits, compensation or coverage for the same period of service, (ii) for any purpose under an Excluded Benefit, or (iii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(f)            With respect to any group health plan maintained by Parent or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, for the plan year that includes the Merger Closing Date, Parent shall use commercially reasonable efforts to, and shall cause the Surviving Corporation to use commercially reasonable efforts to, to the extent permitted by such plan, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding Company Benefit Plan that is a group health plan in which such Company Employees participated immediately prior to the Effective Time and (ii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan that is a group health plan prior to the Effective Time.

(g)            Parent and the Company agree that the occurrence of the Effective Time shall constitute a “Change in Control,” “Change of Control” or “Sale Event” for purposes of each Company Benefit Plan and Company Benefit Agreement which contain or refer to any such definition.

(h)            If requested by Parent no later than five (5) Business Days prior to the Merger Closing Date, the Company or the applicable Company Subsidiary shall adopt written resolutions to terminate the Company’s 401(k) plan effective as of the Business Day preceding the date on which the Offer Closing Time occurs. The Company shall provide Parent with an advance copy of such proposed resolutions and a reasonable opportunity to comment thereon prior to adoption or execution.

(i)            The provisions of this Section 7.03 are solely for the benefit of the parties hereto, and no provision of this Section 7.03 shall (i) create any third-party beneficiary rights in any Company Employee or any other Person (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any Surviving Corporation Plan or other employee program or any plan or arrangement of Parent or any of its subsidiaries, (ii) be construed to modify, amend, terminate or establish any Company Benefit Plan, Company Benefit Agreement or any other benefit or compensation plan, program, policy, agreement or arrangement or (iii) in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit or compensation plans, programs, policies, agreements or arrangements. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or Affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

Section 7.04 Indemnification.

(a)            All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any Company Subsidiary or any of their predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company or any Company Subsidiary that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)            Without limiting Section 7.04(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Offer Closing Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Parent shall cause the Surviving Corporation and its other subsidiaries to, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines, inquiries, reasonable fees and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. Parent shall cause the Surviving Corporation and its other subsidiaries to, cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided that Parent and the Surviving Corporation shall be entitled to assume the defense and appoint lead counsel for such defense, except to the extent otherwise provided in an indemnification agreement set forth in the Company Disclosure Letter. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. Parent’s and its subsidiaries’ obligations under this Section 7.04(b) shall continue in full force and effect for the period beginning upon the Offer Closing Time and ending six years from the Effective Time; provided that all rights to indemnification or advancement of expenses in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

(c)            At or prior to the Effective Time, following good faith consultation with Parent and utilizing Parent’s insurance broker, the Company may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Offer Closing Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Offer Closing Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that neither Parent nor the Surviving Corporation shall be required to pay aggregate annual premiums for maintaining the Existing D&O Policies in excess of the Maximum Amount; provided, further, that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for an annual premium not exceeding the Maximum Amount.

(d)            In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.04.

(e)            From and after the Offer Closing Time, the obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.04 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.04 are, from and after the Offer Closing Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f)            Parent shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.04.

Section 7.05 Fees and Expenses. Except as set forth in Section 7.01, Section 7.04, Section 7.07 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Section 7.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any Foreign Antitrust Laws in connection with the transactions described in this Agreement or to respond to any requests for information or documents made by a Governmental Entity investigating the transactions described in this Agreement), court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.06 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company (or communications made or proposed to be made by Parent in response thereto) with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

Section 7.07 Transfer Taxes. Except as provided in Section 2.01(e) and Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes and fees (including interest, penalties and additions to any such Taxes and fees) (“Transfer Taxes”) imposed on the Transactions shall be paid by the Surviving Corporation and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 7.08 Stockholder Litigation. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. The Company shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

Section 7.09 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company with current or future directors, officers or employees of the Company.

Section 7.10 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with the Merger by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.11 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.12 Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 7.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

Section 7.14 Regulatory Matters. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to make available to Parent and its Representatives, as and to the extent requested by Parent, complete and accurate copies of (a) all substantive clinical and preclinical data relating to each Company Product and (b) all substantive written correspondence between the Company and the applicable Regulatory Authorities relating to any Company Product, in the case of each of clauses (a) and (b) above, that comes into the Company’s possession or control during such time period promptly after the Company obtains such possession or control thereof. During the Pre-Closing Period, the Company shall, and shall direct its Representatives to consult and cooperate with Parent, as and to the extent requested by Parent, and consider in good faith the views of Parent in connection with any clinical and preclinical trials related to the Company Products.

Section 7.15 Anti-Takeover Provisions. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Law is or becomes applicable to this Agreement, the Offer, the Tender and Support Agreements, the Merger or any of the transactions contemplated by this Agreement or the Tender and Support Agreements; and (b) if any Takeover Law becomes applicable to this Agreement, the Offer, the Tender and Support Agreements, the Merger, or any of the transactions contemplated by this Agreement or the Tender and Support Agreements, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 7.16 Cash Management. Prior to the Offer Closing Time, the Company shall convert all Investment Securities to Cash and Cash Equivalents.

Section 7.17 FIRPTA Certificate. The Company shall provide to Parent a certificate from the Company pursuant to Treasury Regulations 1.897-2(h) (as described in Treasury Regulations 1.1445-2(c)(3)) stating that the Company is not, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code was not, a U.S. real property holding corporation as defined in Section 897 of the Code.

Section 7.18 Tax Returns. The Company shall or shall cause the applicable Company Subsidiary to use commercially reasonable efforts to prepare and timely file, at or prior to the Merger Closing, all Tax Returns required to be filed by the Company or any such Company Subsidiary for each taxable period ending on or before December 31, 2022, regardless of when any such Tax Return is due and regardless of any applicable extension for filing any such Tax Return.

Article VIII
Conditions Precedent to the Merger

Section 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a)            No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law, in each case, of the United States or any state thereof (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b)            Consummation of the Offer. Merger Sub shall have accepted or caused to be irrevocably accepted for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

Section 8.02 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any Offer Condition or any condition set forth in Section 8.01 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement.

Article IX
Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub:

(a)            by mutual written consent of Parent, Merger Sub and the Company;

(b)            by either Parent or the Company:

(i)            if the Offer Closing Time shall not have occurred on or before one minute after 11:59 p.m., Eastern time, on July 2, 2024 (the “Outside Date”); provided, however, that in the case of this Section 9.01(b)(i), if on the Outside Date all of the conditions set forth in Exhibit A other than the Antitrust Condition, clause (i) or clause (v) set forth in Exhibit A, shall have been satisfied or waived by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Offer Closing Time, each of which is then capable of being satisfied), then the Outside Date shall automatically be extended by a period of 90 days (and all references to the End Date herein and in Exhibit A shall be as so extended); provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date is primarily due to a material breach of this Agreement by such party; or

(ii)            if any Legal Restraint by any Specified Governmental Entity permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have complied in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(c)            by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of any of the conditions set forth in clause (ii) or (iii) of Exhibit A and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(d)            by Parent if an Adverse Recommendation Change has occurred;

(e)            by the Company, if (i) Merger Sub fails to commence the Offer in violation of Section 2.01 (other than due to a violation by the Company of its obligations under Section 2.02(b)), (ii) Merger Sub shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement or (iii) all of the Offer Conditions have been satisfied or waived as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five Business Days following the expiration of the Offer;

(f)            by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) individually or in the aggregate with all such other breaches or failures to perform, would result in a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date (provided that the Company is not then in material breach of this Agreement); or

(g)            by the Company, if (i) the Company Board authorizes the Company to enter into a definitive written agreement providing for a Superior Company Proposal, (ii) the Company Board has complied in all material respects with its obligations under Section 6.02(b) in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee due under Section 9.03(a) that is payable if this Agreement is terminated pursuant to this Section 9.01(g).

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the Willful Breach by a party hereto of any representation, warranty or covenant set forth in this Agreement, in which case such party may be liable to the other party hereto for damages which could include, in the case of a breach by Parent or Merger Sub, liability to the Company for lost stockholder premium), the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligations to irrevocably accept for payment or pay for the shares of Company Common Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII, will be deemed to constitute a Willful Breach of a covenant of this Agreement.

Section 9.03 Termination Fees.

(a)            The Company shall pay to Parent a fee of $54,384,447 (the “Company Termination Fee”) if:

(i)             the Company terminates this Agreement pursuant to Section 9.01(g);

(ii)            Parent terminates this Agreement pursuant to Section 9.01(d); or

(iii)           (A) after the Agreement Date, a bona fide Company Takeover Proposal is proposed or announced or shall have become known to the Company Board and such Company Takeover Proposal is not withdrawn prior to the time of termination, (B) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 9.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(b)(i) and in the case of a termination by either Parent or the Company, only if at the time of any such termination, the Offer Conditions set forth in clause (b) of the first paragraph of Exhibit A and clause (i) of Exhibit A shall have been satisfied but the Minimum Tender Condition shall not have been satisfied) or (y) Parent pursuant to Section 9.01(c) as a result of a breach by the Company of a covenant in this Agreement, and (C) within 12 months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of this Section 9.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)            Acceptance by Parent of the fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 9.01(g). In the event the Company Termination Fee described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a), such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company or any Company Subsidiary and any of their respective current, former or future stockholders, members and Representatives (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated, and no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for any Willful Breach of this Agreement.

(c)            If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 9.03(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(d)            Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

Section 9.04 Amendment; Extension; Waiver.

(a)            This Agreement may be amended by the parties hereto at any time prior to the Offer Closing Time. At any time prior to the Offer Closing Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (subject to Section 2.01). This Agreement may not be amended or supplemented after the Offer Closing Time.

(b)            This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

Article X
General Provisions

Section 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)            if to Parent or Merger Sub, to

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attention: Group Vice President – Corporate Business Development

with a copy (which shall not constitute notice) to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attention: General Counsel

and to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telephone No.: (212) 446-4800

Attention: Sarkis Jebejian, P.C., Keri Schick Norton, P.C., Peter C. Fritz

Email: sarkis.jebejian@kirkland.com; keri.schicknorton@kirkland.com;

peter.fritz@kirkland.com

(b)            if to the Company, to

POINT Biopharma Global Inc.

4850 West 78th Street

Indianapolis, IN 46268

Attention: Joe McCann

Email: jmccann@pointbiopharma.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attn: Graham Robinson; Chadé Severin

Email: graham.robinson@skadden.com; chade.severin@skadden.com

Section 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a)            This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement) and the Confidentiality Agreement (including all Exhibits, Annexes or Schedules thereto) (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 7.04, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence: (A) following the Offer Closing Time or Effective Time, as applicable, the provisions of Article II or Article III, as applicable shall be enforceable by stockholders of the Company solely to the extent necessary to receive the Offer Price or the Merger Consideration, as applicable, to which such holders are entitled to thereunder, and the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Stock Plans and (B) Section 9.03(b) is intended to benefit and shall be enforceable by the Company Related Parties.

(b)            Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c)            Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.08 Specific Enforcement; Jurisdiction.

(a)            The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)            Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

ELI LILLY AND COMPANY, as Parent

By:	/s/ David A. Ricks
Name: David A. Ricks
Title: Chair and Chief Executive Officer

YOSEMITE FALLS ACQUISITION CORPORATION, as Merger Sub

By:	/s/ Philip L. Johnson
Name: Philip L. Johnson
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

POINT BIOPHARMA GLOBAL INC., as Company

By:	/s/ Joe McCann
Name: Joe McCann
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Offer Conditions

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (a) there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, when added to the shares of Company Common Stock then owned by Parent, Merger Sub or any subsidiary of Parent, would represent at least a majority of the Company Common Stock outstanding as of immediately following the consummation of the Offer (such condition in this clause (a), the “Minimum Tender Condition”) and (b) the waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall have either expired or been terminated (the “Antitrust Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i)            there shall be any Legal Restraint by any Specified Governmental Entity in effect preventing or prohibiting the consummation of the Offer or the Merger;

(ii)           (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Sections 4.01 (Organization, Standing and Power), 4.02(a), (c) and (d) (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.08(a) (Absence of Certain Changes or Events), 4.21 (Brokers and Other Advisors), 4.23 (Opinion of Financial Advisors) and 4.24 (No Vote Required)) shall not be true and correct at and as of the Agreement Date and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Sections 4.01 (Organization, Standing and Power), 4.04 (Authority; Execution and Delivery; Enforceability), 4.21 (Brokers and other Advisors), 4.23 (Opinion of Financial Advisors) and 4.24 (No Vote Required) shall not be true and correct in all material respects at and as of the Agreement Date and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (C) any representation or warranty of the Company set forth in Section 4.02(a), (c) and (d) (Capital Structure) shall not be true and correct other than in de minimis respects at and as of the Agreement Date and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.08(a) (Absence of Certain Changes or Events) shall not be true and correct in all respects as of such time;

(iii)          the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under this Agreement;

(iv)          Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)          the consent set forth on Section A(v) of the Company Disclosure Letter shall not have been obtained; or

(vi)         this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Merger Sub). The failure or delay by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Exhibit B

Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

POINT BIOPHARMA GLOBAL INC.

1.            The name of the Corporation is: POINT Biopharma Global Inc.

2.            The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: National Registered Agents, Inc.

3.            The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of the State of Delaware (as from time to time amended, the “DGCL”).

4.            The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $0.0001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

5.            Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

6.            Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with Section 228 of the DGCL.

7.            In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation by a majority vote at any regular or special meeting or by written consent, subject to the power of the stockholders to alter, amend and repeal Bylaws made by the Board.

8.            The Corporation reserves the right at any time, from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 8.

9.            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Section 9 by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 9.

10.           The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.